Exhibit 99.2

Magnus Enters Agreement To Purchase Manzhanggan Gold
Property, Qinghai Province, Peoples Republic Of China
 Sunday April 23, 12:01 am ET

LAS VEGAS, NEVADA--(MARKET WIRE)--Apr 23, 2006 -- Magnus International Resources Inc. ("Magnus") ("the Company")(OTC BB:MGNU.OB - News) is pleased to announce that it has purchased the rights to 100% of a gold exploration license for a prospect known as the Manzhanggang gold mining area in Qinghai Province, People's Republic of China.

The Manzhanggong property in Xinghai County, Qinghai Province lies within a geological terrain that exhibits strong potential for precious metal mineralization within Tertiary volcanic rocks.

The prospect lies on a structural regime with a northwest trend on the eastern part of the Kunlun Mountains, and has previously been studied by the Qinghai Nuclear Industry Geology Bureau. Geological mapping, soil geochemistry, and trench sample data from the Bureau have been reviewed and analyzed over the last several months. Especially noteworthy are trench sample results with highly elevated gold grades within well-expressed soil geochemical anomalies. All of the exploration results from work completed to date are included under the agreement. Mineral alteration is distinctive around gold-mineralized zones, and satellite imagery of the area shows strong potential for mineral discovery.

The license covered under the acquisition agreement encompasses approximately 50 square kilometers. A small family-scale producing gold mining operation occupies an area of approximately 2 square kilometers entirely within the license. High grade gold in veins and altered wall-rock is now being recovered from this small family-scale operation. Within the license covered under the agreement, a fault zone complex extends for 10 km in length and 4 km in width. Magnus will explore this zone in a planned exploration program.

Magnus has signed a license acquisition agreement with the Geologic Bureau of the Qinghai Provincial Nuclear Industry ("Qinghai Bureau") under which Magnus pays RMB 3,200,000 (approximately US $400,000) to acquire a 100% interest in a gold exploration license covering the Manzhanggang gold mining area, comprising an area of 50 square km.

Under the agreement, Magnus acquires a 33.36 square km exploration license currently held by the Qinghai Bureau, and the Qinghai Bureau is also obligated to assist Magus in acquiring an approximately 17 square kilometer adjacent concession for which a license expansion application is underway.

To hold the exploration license, Magnus is forming a Wholly Foreign Owned Enterprise, or WFOE, which allows foreign enterprises to own property and conduct business in China under certain guidelines. Once the formation of the WFOE is approved, the exploration license will be transferred to it and all exploration activities will be conducted through it. It is expected that formation of the WFOE will take between 30-60 days. In the meantime, Magnus has signed the transfer agreement directly on behalf of the to-be-formed WFOE.

The more detailed terms of the agreement include that in exchange for the successful transfer of the 33.36 sq Km license currently owned by the Qinghai Bureau and the additional 17 square kilometer license currently under application for expansion, Magnus has agreed to pay the Qinghai Bureau a total of 3,200,000 RMB (approximately US $400,000). Of this, 400,000 RMB is due within 10 days of signing the agreement, and the balance is due upon successful completion of the transfer of the exploration licenses (both the 33.36 square km license and the proposed 17 square km expansion) to the WFOE. Once these licenses have been transferred, the Qinghai Bureau is obligated to assist Magnus in expanding the license a further 44.5 square kilometers.

About Magnus International Resources, Inc.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties in China, focusing primarily on gold and copper properties. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to mailto:info@magnusresources.cominfo@magnusresources.com.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.

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Source: Magnus International Resources, Inc.